Exhibit 10.1

SETTLEMENT AGREEMENT

In order to settle as fully as possible all known and unknown claims I might have against Sharper Image Corporation (Company) and all related parties, I, Richard Thalheimer, and agree as follows:

A. Special Payment and Benefits: After this Agreement becomes effective, the Company will pay me the following amounts and benefits, to none of which I clearly am otherwise entitled, except as noted. None of these will be taken into account in determining my rights or benefits under any other program

1. Severance Pay: The Company will pay me $1.775 million on April 1, 2007. This amount is less than the severance pay I claim I am entitled to receive.

2. Nonqualified Retirement Benefit: The Company will pay me $3.9 million on April 1, 2007. This is $2 million more than the present value of the nonqualified retirement benefit the Company contends I am entitled to receive in a lump sum, but less than the benefit I claim I am entitled to receive.

3. Office/Secretarial Allowance: The Company will pay me $300,000 on April 1, 2007 as an allowance intended to assist me in renting office space and securing secretarial assistance for three years.

4. Attorneys Fees: The Company will directly pay up to $80,000 (promptly after I or my attorneys submit proof of my expenditures) of my reasonable attorneys fees I incurred in negotiating this Agreement. It will make its payment directly to my attorneys after they provide their tax identification numbers to the Company.

5. Compensation and Benefit Plans: I shall have no rights under any bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company or any affiliate, except as follows:

(a) Group Insurance: The Company will continue to cover me and my dependents under the most valuable insured health program it provides to U.S. employees generally, except that this coverage may be secondary to Medicare or any employer-provided coverage for which I or my dependents are eligible. If it ceases to provide such a program, or is not permitted by the insurer to cover me and my dependents, the Company and I will then in good faith try to negotiate a reasonable replacement arrangement if that can be done in a manner that does not cause me to suffer tax penalties. Subject to the preceding sentence, my continued health coverage will cease when I die and my dependent’s continued health coverage will cease on the later of my death or September 30, 2016.

(b) Qualified Plan Retirement Benefits: Without regard to my execution of this Agreement, I will retain my vested benefits under all qualified retirement plans of the Company, and all rights associated with such benefits, as determined under the official terms of those plans.

6. Stock Options: All of my options to buy Company stock that are vested and outstanding as of the date of this Agreement will remain outstanding until the earlier of (a) the date they expire by their own terms for reasons unrelated to my termination of employment, or (b)(1) for options granted before October 21, 2002, March 15, 2007 or, if later, 30 days after those options first can be exercised without violating applicable securities laws, or (2) for options granted after October 21, 2002, the fourth anniversary of the date I signed this Agreement. My options’ per share exercise price shall be adjusted as determined by the Company in connection with the restatement of the Company’s financial statements. I acknowledge and agree that I will not exercise any option until I have received written notification of the adjusted exercise price. I am not entitled to any additional options. I shall not be entitled to any compensation for the amount by which their exercise price is increased.

7. Sculptures: I would like to purchase two sculptures that decorate my former office or that the Company retails. The Company will sell me the 3CPO sculpture that was in my former office for $7,500 (which is 50% of its retail price of $15,000) and a Superman for $2,500 (which is 50% of its retail price of $5,000), for a total of $10,000, which I already have paid to the Company. I will pay the Company the cost of shipping Superman to me, within 30 days after this Agreement becomes effective. I may take the 3CPO model from the Company’s office (or have it picked up at my own expense), and the Company will ship a Superman to me.

8. Discount Card: I will receive a director’s discount card for life, entitling me to a discount of 50% on goods that the Company is then retailing, up to $50,000 (based on marked retail price) per year.

9. Interest, Etc.: The Company may pay me the cash amounts due under subsections 1-3 of this section before April 1, 2007, except any amount I notify it by January 10, 2007 cannot be paid before April 1, 2007 without violating Internal Revenue Code Section 409A. Absent notice from me, the Company may, but need not, assume that all such amounts may be paid before April 1, 2007 without violating Section 409A. If the Company pays me any cash amount due under those subsections after January 15, 2007, it shall include interest from January 15, 2007 at the annual rate of 6 percent, compounded annually. If the payment is made after April 1, 2007, the 6 percent rate shall increase to 10 percent for the period after April 1, 2007. If (a) full payment of the cash amounts due under subsections 1-3 of this section is not made by April 1, 2007, (b) the Company does not pay me all of the remaining amount within two weeks after I have made written demand on the Company for payment of that remaining amount, (c) I bring a lawsuit to collect the remaining amount, and (d) I ultimately prevail in the lawsuit and am awarded all or part of the remaining amount I seek, I shall also be entitled to my attorneys fees and costs incurred to collect that amount by means of the lawsuit but only to the extent they are reasonable, including in relation to the amount I am awarded, as determined by the court. The preceding sentence shall also apply if I sue the Company to enforce subsection 5 or 6 of this section after clause (b) has been satisfied as to the subsection 5 or 6 benefit I am seeking, and I ultimately prevail.

B. My Release: Subject to the exceptions in the last sentence of this subsection, I release (i.e., give up) all known and unknown claims that I presently have against the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures, or other affiliates, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors (Released Parties). For example, I am releasing all claims I have under any implied, oral, or written employment agreements, the Age Discrimination in Employment Act (ADEA) WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and similar state or local laws, such as the California Fair Employment and Housing Act, California Labor Code Section 200 et seq., and any applicable California Industrial Welfare Commission order. The only claims I am not releasing by entering into this Agreement are claims that the law does not permit me to waive by signing this Agreement, my ownership rights as to Company stock I presently own, any indemnification rights I may have relating to my employment with the Company or my service as a Company director, my right to enforce this Agreement, and my rights under the May 9, 2006 agreement between the Thalheimer and Knightspoint entities (May 9, 2006 Agreement) except as explicitly modified by this Agreement.

C. Company’s Release: The Company releases me from any claims it may have against me (a) that I must repay gains relating to options to purchase common shares of the Company’s stock granted by the Company to me or exercised by me in or after 1994, or (b) that I must repay bonuses that were excessive because Company expenses were understated (x) with respect to options granted to employees in or after 1994 or (y) with respect to the matters resulting in the restatement of Company financial statements described in Note B to the Company’s financial statements included in the Company’s Form 10-K for the fiscal year ended January 31, 2005.

D. Representations & Promises: I acknowledge and agree that:

1. Entire Agreement: Except as provided in this paragraph, this Agreement is the entire agreement relating to my employment or my service as a director, the termination of that employment and service, and any claims or future rights that I might have with respect to the Company and the Released Parties. This Agreement only may be amended by a written agreement that the Company and I sign. This Agreement shall be governed by Federal law and the laws of California. This Agreement does not supersede or modify the May 9, 2006 Agreement, except as provided in paragraph 9 below (giving the Company the right to appoint a director to fill the vacancy caused by my resignation) and this Agreement does not supersede, modify, or waive any duties or obligations I have to the Company or the Released Parties under any other agreement or otherwise, except as specifically provided in Section C.

2. No Other Representations: When the Company and I decided to sign this Agreement, neither of us was relying on any representations that were not in this Agreement.

3. No Uncompensated Matters: I have not suffered any job-related wrongs or injuries, such as any type of age or other discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, unused vacation pay, and other amounts that the Company or any Released Party should have paid me in the past.

4. Nonadmission of Wrongdoing: This Agreement is not an admission of wrongdoing by the Company, any other Released Party, or me.

5. Unknown Claims/No Assigned Claims: The claims the Company and I are releasing are limited to the claims set forth in Sections B (as to me) and C (as to the Company) and include any such claims that we do not know we might have and that, with hindsight, we might regret having released. Accordingly, the Company and I expressly waive all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”). Section1542 states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Neither I nor the Company have assigned or given any of the claims we are releasing to anyone else.

6. Severability: If the Company or I successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it. If this Agreement is cancelled, I will repay the special payment or benefits I received for signing it.

7. Truthfulness: If I initially did not think any representation I am making in this Agreement was true, or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The Company would not have given me the special payments or benefits I am getting in exchange for entering into this Agreement but for the representations and promises I am making by signing it.

8. Resignation: I hereby resign all my positions with the Company, including my director position, and waive any rights I may have to designate my successor. The Company shall have the right to designate my successor.

9. Nondisparagement: Subject to paragraphs 10 and 11 below, I agree not to take any action or to make any statement, written or oral, that disparages or criticizes the business or management of the Company or any of its subsidiaries or affiliates, or any of their respective directors, officers, agents, or employees. I further agree not to take any action that is intended to, or that does in fact, damage the business or reputation of the Company or any of its subsidiaries or affiliates, or the personal or business reputations of any of their respective directors, officers, agents, or employees, or that interferes with, impairs, or disrupts the normal operations of the Company or any of its subsidiaries or affiliates.

10. Permissible Disclosures: Nothing in this Agreement is intended to or shall preclude me from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, in which event I shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least 10 days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible).

11. Cooperation: I agree to cooperate fully with the Company and its subsidiaries and affiliates concerning requests for information about the business of the Company or its subsidiaries or affiliates or my involvement and participation therein, the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while I was employed by or a director of the Company, and in connection with any investigation or review by any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while I was employed by or a director of the Company. My full cooperation shall include, but not be limited to, being available to meet and speak with officers or employees of the Company or its counsel at reasonable times and locations, executing accurate and truthful documents, and taking such other actions as may reasonably be requested of me by the Company or its counsel to effectuate the foregoing. In requesting such cooperation, the Company will consider other commitments that I may have at the time of the request. The Company will reimburse me for any reasonable, out-of-pocket travel, hotel and meal, or similar expenses incurred in connection with my performance of obligations pursuant to this paragraph for which I have obtained prior, written approval from the Company.

12. No Wrongdoing: I represent and warrant that, apart from the issues raised in the course of the ongoing investigation involving the pricing of Company stock options, I am not aware of any actions or omissions by any current or former officer, director, employee, agent, consultant or representative of the Company (including me) through the date of the execution of this Agreement that were or have been alleged to be (individually or collectively) in any way harmful or detrimental to the Company, its business, or its shareholders, including, without limitation, violations of any laws or accounting policies or principles, the taking of unreasonable tax positions, or the furnishing of inaccurate statements, invoices or other reports to any person or entity.

13. Confidential Information: I agree that in the course of my employment with the Company I have had access to confidential and proprietary information relating to the Company, its subsidiaries, and affiliates, and their respective businesses, clients, finances, operations, strategic or other plans, employees, trade practices, trade secrets, know how, or other matters that are not publicly known outside the Company and that are integral to the operations and success of the Company (Confidential Information), and that such Confidential Information has been disclosed to me in confidence and only for the use of the Company. I agree that (a) I will keep such Confidential Information confidential at all times, (b) I will not make use of such Confidential Information on my own behalf, or on behalf of any third party, and (c) I will return to the Company all copies, duplicates, reproduction, or excerpts of such Confidential Information within my possession, custody, or control. The provisions of this paragraph 13 are in addition to any other written confidentiality or non-disclosure agreements that I may have with the Company or any of the Released Parties, and are not meant to and do not excuse any additional obligations that I may have under such agreements.

14. Return of Company Property: All documents (electronic, paper or otherwise), records (electronic, paper or otherwise), materials, software, equipment, and other physical property, and all copies of the foregoing, whether or not otherwise containing Confidential Information, that have come into my possession or been produced by me in connection with my Company employment or service as a Company director (Property), have been and remain the sole property of the Company or its subsidiaries or affiliates, as applicable. I have returned all such Property to the Company (or, to the extent that it is later discovered that I have not, I will do so promptly and in no event later than three days after discovering that I retain such Property).

15. Return of My Property: I will be entitled to the return of the items set forth on Schedule 15 attached to this Agreement that presently are in the Company’s possession, but I must arrange for picking these items up (or having them shipped) at my own expense, and must pick them up by March 1, 2007. Except as noted in Schedule 15, I purchased each of these items entirely with my own personal funds and have not sold, given, or transferred any of them to the Company.

16. Taxes: I acknowledge and agree that I am responsible for paying all taxes and related penalties, and interest on my income. The Company will withhold taxes, including from amounts or benefits payable under this agreement, and report them to tax authorities, as it determines it is required to do. The Company has not warranted to me that taxes and penalties will not be imposed under Internal Revenue Code Section 409A. I promise to indemnify the Company and hold it harmless with respect to all such taxes, penalties, and interest (other than FICA taxes imposed on the Company).

17. Counterpart Execution: This document shall become binding when the Company delivers a copy of this Agreement to me that only it has executed, after I have first delivered a copy of this Agreement to the Company that only I have executed (along with a signed Statement of Counsel), delivery in each case to be by fax, or electronic delivery. Thereafter, the Company and I intend to re-execute duplicate originals, but this Agreement shall remain binding even if we fail to do so.

BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY AND DISCUSS IT WITH YOUR ATTORNEY. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS. BY SIGNING IT, YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.

YOU MAY REVOKE THIS AGREEMENT IF YOU REGRET HAVING SIGNED IT. TO DO SO, YOU MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO ETHAN LIPSIG AT 25TH FLOOR, 515 S. FLOWER STREET, LOS ANGELES, CALIFORNIA 90071 BEFORE 7 24-HOUR PERIODS HAVE EXPIRED FROM THE TIME YOU SIGNED IT. IF YOU REVOKE THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND YOU WILL NOT RECEIVE THE SPECIAL PAYMENTS OR BENEFIT DESCRIBED IN IT.

Date & Time: December 22, 2006	/s/ Richard Thalheimer
Richard Thalheimer

Date: December 22, 2006	/s/ Jerry W. Levin
Sharper Image Corporation